Exhibit 10.1
NOTE: Performance restricted stock unit awards made to members of the Management Committee (“Participants”) of U.S. Bancorp (the “Company”) after December 31, 2008 will have the terms and conditions set forth in (a) each Participant’s award summary (the “Award Summary”), which can be accessed on the Citigroup/Smith Barney Benefit Access Website at www.benefitaccess.com, and (b) the form of Exhibit A hereto (which will be completed to include all information called for therein) (the “Completed Exhibit A”) provided to such Participant as soon as administratively feasible following the date on which the award is made. The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary and the Completed Exhibit A, each performance restricted stock unit award will have the terms and conditions set forth in the form of Performance Restricted Stock Unit Award Agreement below. As a condition of each performance restricted stock unit award, Participant accepts the terms and conditions of the Performance Restricted Stock Unit Award Agreement, the Award Summary and the Completed Exhibit A.
U.S. BANCORP
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT, together with the Award Summary and the Completed Exhibit A which are incorporated herein by reference (collectively, the “Agreement”), sets forth the terms and conditions of a performance restricted stock unit award representing the right to receive shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Agreement is issued pursuant to the Plan and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.
The Company and Participant agree as follows:
1. Award
Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a performance restricted stock unit award entitling Participant to the number of performance restricted stock units (the “Units”) equal to the “Target Award Number” set forth in Participant’s Award Summary (such number of units, the “Target Award Number”). The Target Award Number shall be adjusted upward or downward as provided in the Completed Exhibit A. The number of Units that Participant will receive under this Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.” Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.” Participant’s Award Summary sets forth the date of grant of this award (the “Grant Date”). The Completed Exhibit A sets forth (a) the performance period over which the Final Award Number will be determined (the “Performance Period”), and (b) the date on which the Final Award Number will be determined (the “Determination Date”).

2. Vesting; Forfeiture
(a)	Time Based Vesting Conditions. Subject to the terms and conditions of the Agreement, the Units shall vest in installments on the dates set forth in the Participant’s Award Summary (each such date, a “Scheduled Vesting Date”), if the Participant remains continuously employed by the Company or an Affiliate of the Company until any such Scheduled Vesting Date. Except as otherwise provided in the Agreement, if Participant ceases to be an employee of the Company or any Affiliate prior to vesting of any Units in accordance with the Award Summary, all of Participant’s unvested Units shall be immediately and irrevocably forfeited.

(b)	Continued Vesting Upon Termination of Employment due to Retirement or Disability. If Participant ceases to be an employee of the Company or any Affiliate by reason of Disability (as defined below) or Retirement (as defined below), the Units shall not be forfeited, but shall continue to vest on the Scheduled Vesting Dates in accordance with Participant’s Award Summary as though such termination of employment had never occurred, so long as the Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant. For purposes of this Agreement, (i) “Retirement” means termination of employment (other than for gross and willful misconduct) by a Participant who is age 59 1/2 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates, and (ii) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(c)	Acceleration of Vesting Upon Death. If Participant ceases to be an employee by reason of death, or if Participant dies after termination of employment with the Company or an Affiliate due to Disability or Retirement but prior to any Scheduled Vesting Date, then the Units will become vested in accordance with this Section 2(c). If such death occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon Participant’s death. If the death occurs on or after the last day of the Performance Period, then a number of Units equal to the Final Award Number will vest upon Participant’s death. Notwithstanding the foregoing, such accelerated vesting shall occur only if the Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant.

(d)	Acceleration of Vesting Upon Qualifying Termination. Notwithstanding the vesting provisions contained in Sections 2(a) through (c) above, but subject to the other terms and conditions of this Agreement, if Participant has been continuously employed by the Company or any Affiliate of the Company until the date of a

Qualifying Termination (as defined below), then immediately upon such Qualifying Termination, Participant shall be vested in the number of Units determined in accordance with this Section 2(d). If the Qualifying Termination occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon such Qualifying Termination. If the Qualifying Termination occurs on or after the last day of the Performance Period, a number of Units equal to the Final Award Number will vest upon such Qualifying Termination. For purposes of this Section 2(d), the following terms shall have the following definitions:
(i)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(ii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from Participant’s Disability (as defined in Section 2(c)), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, without limitation, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(iii)	Change in Control” shall mean any of the following events occurring after the date of this Agreement (but only if such event also constitutes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code):
(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or
(B)	Individuals who, as of the Grant Date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(iv)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(v)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(vi)	“Qualifying Termination” shall mean: (A) a termination of Participant’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control; provided, however, that any such termination shall not be a Qualifying Termination if Participant has been notified in writing more than 30 days prior to the Announcement Date that Participant’s employment with the Company is not expected to continue for more than 12 months following the date of such notification, but only if Participant’s employment with the Company is terminated within such 12 month period; and provided further, however, that any such termination shall not be a Qualifying Termination if Participant has announced in writing, prior to the date the Company provides Notice of Termination to Participant, the intention to terminate employment, subject to the condition that any such termination by the Company prior to Participant’s stated termination date shall be deemed to be termination by Participant on such stated date unless termination by the Company is for Participant’s gross and willful misconduct; (B) a termination of Participant’s employment with the Company or its Affiliates as a result of Disability within 12 months following a Change in Control; or (C) a termination of Participant’s employment with the Company or its Affiliates (other than a termination by the Company for Cause) within 12 months following a Change in Control, if, at the time of the Change in Control, such Participant is age 59 1/2 or older and has had 10 or more years of employment with the Company or its Affiliates following such Person’s most recent date of hire by the Company or its Affiliates.
(e)	Forfeiture on Termination of Employment for Cause and on Breach of Confidentiality Agreement. If Participant violates the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, all of Participant’s unvested Units shall be immediately and irrevocably forfeited. If Participant’s employment with the Company is terminated for Cause, all of Participant’s unvested Units shall be immediately and irrevocably forfeited. Upon forfeiture, Participant shall have no rights relating to the forfeited Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive dividend equivalents).
3. Restriction on Transfer
Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.
4. Distribution of Shares with Respect to Units
Subject to the restrictions in this Section 4, following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 8 of this Agreement, the Company shall cause to be issued and delivered to Participant a certificate or certificates evidencing Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:
(a)	Scheduled Vesting Date Distributions. As soon as administratively feasible following each Scheduled Vesting Date (but in no event later than 60 days following such Scheduled Vesting Date), all Shares issuable pursuant to Units that become vested as of such Scheduled Vesting Date (and with respect to which Shares have not been distributed previously) shall be distributed to Participant, or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.

(b)	Qualifying Termination Distributions. As soon as administratively feasible following a Separation From Service (as defined below) in connection with a Qualifying Termination (but in no event later than 60 days following such Separation from Service), all Shares issuable pursuant to Units that become vested as a result of such Qualifying Termination (and with respect to which Shares have not been distributed previously) shall be distributed to Participant. For purposes of this Agreement, “Separation From Service” shall mean a Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard). Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined below) as a result of a Separation From Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation From Service. For purposes of the preceding sentence, “Specified Employee” shall mean any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”

(c)	Distributions Following Retirement or Disability. If a Participant’s employment with the Company or its Affiliates is terminated due to Retirement or Disability (so long as such termination is not a Qualifying Termination), the distribution of Shares with respect to Units will not be accelerated and Shares will be distributed following the Scheduled Vesting Dates (but in no event later than 60 days following any such Scheduled Vesting Date).

(d)	Distributions Following Death. As soon as administratively feasible following the death of a Participant (but in no event later than 90 days following such death) all Shares issuable pursuant to Units that become vested pursuant to Section 2(c) (and with respect to which Shares have not been distributed previously) shall be distributed to Participant.

(e)	No Fractional Shares. In the event that the number of Shares distributable pursuant to this Section 4 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.
5. Securities Law Compliance
The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

6. Rights as Shareholder; Dividend Equivalents
Prior to the distribution of Shares with respect to Units pursuant to Section 4, Participant shall not have ownership or rights of ownership of any Shares underlying the Units. Notwithstanding the foregoing, Participant shall be entitled to receive cash dividend equivalents on the Shares underlying Units, whether such Units are vested or unvested, if cash dividends are declared by the Company’s Board of Directors on the Common Stock on or after the Determination Date. Participant shall be entitled to dividend equivalents with respect to a number of Units equal to the Final Award Number. Such dividend equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. Dividend equivalents will be paid to Participant on the same payment dates as dividends to holders of the Common Stock are paid. Participant shall not be entitled to dividend equivalents with respect to dividends declared prior to the Determination Date. Dividend equivalents paid with respect to dividends declared before the delivery of the Shares underlying the Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.
7. Distributions and Adjustments
The Award shall be subject to adjustment, in accordance with Section 4(c) of the Plan, in the event that any distribution, recapitalization, reorganization, merger or other event covered by Section 4(c) of the Plan shall occur.
8. Income Tax Withholding
In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may satisfy any applicable tax withholding obligations arising from the receipt of Shares, or lapse of restrictions relating to the Units, by check payable to the Company. In addition, Participant may, at Participant’s election, satisfy any such obligations that arise at the time of delivery of Shares by electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value (as such term is defined in the Plan) equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.
9. Miscellaneous
(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the U.S. Bancorp Intranet Website in the Human Resources, Compensation section of such website.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.
(c)	Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.
(d)	It is intended that the Plan and the Agreement shall comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and the provisions of this Agreement shall be construed and administered accordingly.
(e)	Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not pay or accrue any compensation under this Agreement (which shall include, without limitation, the making of any distribution of Shares to Participant hereunder), to the extent that such payment or accrual is prohibited under the American Recovery and Reinvestment Act of 2009, any Treasury Regulations promulgated thereunder or any other laws or regulations.
10. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.
MC Performance RSU Award Agreement

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Exhibit A to the Performance Restricted Stock Unit Award Agreement sets forth the manner in which the Final Award Number will be determined for each Participant.
Definitions
Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, the Performance Restricted Stock Unit Award Agreement and Participant’s Award Summary. The following terms used in the text of this Exhibit A and in the ROE Performance Matrix shall have the meanings set forth below:
“Company ROE Maximum” means      %.
“Company ROE Minimum” means      %.
“Company ROE Result” means the ROE achieved by the Company during the Performance Period.
“Company ROE Target” means      %.
“Determination Date” means the date on which the Final Award Number is determined, which date shall not be later than 45 days after the last day of the Performance Period.
“Final Award Number” means the “Final Award Number” determined in accordance with this Exhibit A.
“Peer Group Companies” means the following companies:                                         .
“Peer Group ROE Ranking Maximum” means the       percentile.
“Peer Group ROE Ranking Minimum” means the       percentile.
“Peer Group ROE Ranking Target” means the       percentile.
“Peer Group ROE” means the ROE achieved by the Peer Group Companies during the Performance Period.
“Peer Group ROE Ranking” means the percentile rank of the Company ROE Result relative to Peer Group ROE.
“Performance Period” means the year ending December 31,      .
“ROE” means (a) net income of a company during the Performance Period, divided by (b) total shareholders’ equity as of the last day of the Performance Period.
“ROE Performance Matrix” means the ROE Performance Matrix set forth in this Exhibit A.
“Target Award Number” means the “Target Award Number” set forth in a Participant’s Award Summary.
“Target Award Number Percentage” means the “Target Award Number Percentage” determined in accordance with the ROE Performance Matrix and the related rules set forth in this Exhibit A.
Determination of Final Award Number
Each Participant has been granted a number of Units equal to the Target Award Number. The Target Award Number will be adjusted upward or downward depending on (a) whether the Company ROE Result is greater or less than the Company ROE Target, and (b) the Peer Group ROE Ranking. The Final Award Number for each Participant will be determined by multiplying (i) the Target Award Number Percentage by (ii) the Target Award Number. The Target Award Number Percentage will be determined in accordance with the following ROE Performance Matrix and the related rules below:

ROE PERFORMANCE MATRIX

Target Award Number Percentage
Company ROE	Company ROE Maximum or more	___%	___%%	___%
Result	Company ROE Target	___%	___%	___%
(Vertical Axis)	Company ROE Minimum or less	___%	___%	___%

Peer Group	Peer Group	Peer Group
ROE Ranking	ROE	ROE Ranking
Minimum	Ranking	Maximum
or below	Target	or above
Peer Group ROE Ranking

(Horizontal Axis)

In determining the Target Award Number Percentage in accordance with the ROE Performance Matrix, the following rules will apply:
•	If the Company ROE Result is greater than the Company ROE Minimum and less than the Company ROE Target, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Minimum and the Company ROE Target.

•	If the Company ROE Result is greater than the Company ROE Target and less than the Company ROE Maximum, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Target and the Company ROE Maximum.

•	If the Peer Group ROE Ranking is greater than the Peer Group ROE Ranking Minimum and less than the Peer Group ROE Ranking Target, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Minimum and the Peer Group ROE Target.

•	If the Peer Group ROE Ranking is greater than the Peer ROE Group Ranking Target and less than the Peer Group ROE Ranking Maximum, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Target and the Peer Group ROE Maximum.

•	After the Target Award Number Percentage on each of the vertical axis and horizontal axis has been determined, the actual Target Award Number Percentage will be determined by interpolation of the data points (i.e., the percentages) set forth in the ROE Performance Matrix.

•	In no event shall the Target Award Number Percentage be less than 25.0%.

•	In no event shall the Target Award Number Percentage be greater than 150.0%.

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The Final Award Number for each Participant shall be determined by the Committee on the Determination Date. The Award Summary of each Participant shall be amended to reflect the Final Award Number as soon as administratively feasible after the Final Award Number for such Participant is determined.
Committee Determinations
The Committee shall make all determinations necessary to arrive at the Final Award Number for each Participant. The Committee shall determine the Company ROE Result by reference to the Company’s audited financial statements as of and for the year ending on the last day of the Performance Period. The Committee shall determine the Peer Group ROE Ranking by reference to publicly available financial information regarding the Peer Companies. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.
No Fractional Units
In the event the Final Award Number is a number of Units that is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.

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